Exhibit 99.1

UIL Holdings Corporation	Like: Facebook.com/UILHoldings
157 Church Street	Follow: @UILHoldings @UnitedIllum
P.O. Box 1564	Subscribe: youtube.com/UILHoldings
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3512

NEWS RELEASE

July 1, 2015

Media Contact:

Michael A. West Jr.: 203-499-3858

Statement from James P. Torgerson

President and CEO, UIL Holdings Corporation

Clearly we were disappointed with the Connecticut Public Utilities Regulatory Authority’s (PURA) draft decision regarding the Iberdrola-UIL Change of Control proceeding (docket no. 15-03-45).

As such, we are carefully reviewing the draft decision. While the current draft language would, if adopted as final, deny the change of control of UIL, the draft decision also provides an opportunity to UIL and Iberdrola to address the concerns that PURA expresses in the draft decision. We look forward to providing clarification and additional information to PURA quickly.

We truly believe the proposed transaction can bring significant value to our customers, including tangible benefits, as we continue to deliver safe and reliable service.

Forward-looking statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. In addition, risks and uncertainties related to the proposed merger with a subsidiary of Iberdrola USA, Inc. (Iberdrola USA) include, but are not limited to, the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that UIL Holdings Corporation’s (UIL) shareowners may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed merger, the risk that any announcements relating to the proposed merger could have adverse effects on the market price of UIL’s common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of UIL to retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the merger, will be more fully discussed in the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in UIL’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this communication speak only as of the date of this communication. UIL does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this communication other than as required by applicable law.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between UIL and Iberdrola USA. In connection with the proposed transaction between UIL and Iberdrola USA, Iberdrola USA intends to file with the SEC a registration statement on Form S-4, containing a proxy statement of UIL, that will also constitute a prospectus of Iberdrola USA. UIL will mail the proxy statement/prospectus to UIL’s shareholders. UIL AND IBERDROLA USA URGE INVESTORS AND SHAREHOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Iberdrola USA or UIL may file with the SEC or send to shareholders in connection with the proposed transaction.

You may obtain copies of all documents filed with the SEC regarding this proposed transaction (when available), free of charge, at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by UIL are available free of charge on UIL’s website at www.uil.com or by contacting UIL’s Investor Relations Department at 203-499-2409. Copies of the documents filed with the SEC by Iberdrola USA are available free of charge on Iberdrola USA’s website at www.iberdrolausa.com or by contacting Iberdrola’s Investor Relations department at +34-91-784-2743.

Participants in Solicitation

UIL and its directors and executive officers, and Iberdrola USA and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of UIL common stock in respect of the proposed transaction. Information about UIL’s executive officers and directors is set forth in UIL’s definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2015. Other information regarding the interests of such individuals, as well as information regarding Iberdrola USA’s directors and executive officers, will be set forth in the proxy statement/prospectus, which will be included in Iberdrola USA’s registration statement on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

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About UIL Holdings Corporation:

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving more than 725,000 electric and natural gas utility customers in 67 communities across two states, with combined total assets of over $5 billion.

UIL is the parent company of The United Illuminating Company (UI), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), and The Berkshire Gas Company, each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,900 people in the New England region.